CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated December 29, 2023, and each included in this Post-Effective Amendment No. 81 to the Registration Statement (Form N-1A, File No. 2-56878) of BNY Mellon Municipal Bond Funds, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 23, 2023, with respect to the financial statements and financial highlights of BNY Mellon Municipal Bond Fund (the sole fund constituting BNY Mellon Municipal Bond Funds, Inc.) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

December 21, 2023